Exhibit 10.1

MERGER AGREEMENT

By and Among:

MINGZHU LOGISTICS HOLDINGS LTD.

MINGZHU LOGISTICS HOLDINGS LTD. MERGER SUB (in formation)

And

GIGA Carbon Neutrality Inc.

HOLDCO 36

Dated as of September 10, 2024

Table of Contents

Table of Contents		i
RECITALS		1
Section 1. Definitions and Interpretative Provisions		1
1.1	Definitions	1
1.2	Other Definitional and Interpretative Provisions	9
Section 2. Description of Transaction		10
2.1	The Merger	10
2.2	Closing; Effective Time	10
2.3	Termination of Oxylus Global Inc. Agreement	10
2.3	Organizational Documents; Directors and Officers	10
2.4	Conversion of Target Securities	10
2.5	Further Action	10
2.6	Party Substitution	11
2.7	Withholding	11
Section 3. Representations and Warranties of the Company		11
3.1	Due Organization; Subsidiaries	11
3.2	Organizational Documents	11
3.3	Authority; Binding Nature of Agreement	11
3.4	Vote Required	11
3.5	Non-Contravention; Consents	12
3.6	Capitalization	12
3.7	Financial Statements	12
3.8	Absence of Changes	13
3.9	Absence of Undisclosed Liabilities	13
3.10	Title to Assets	13
3.11	Compliance; Permits; Restrictions	13
3.12	Legal Proceedings; Orders	14
3.13	Tax Matters	14
3.14	No Financial Advisors	15
3.15	Ownership of Parent Capital Stock	15
3.16	No Other Representations or Warranties	15
Section 4. Representations and Warranties of Parent		15
4.1	Organization, Standing and Power	15
4.2	Capital Stock	16
4.3	Subsidiaries	17
4.4	Authority	17
4.5	No Conflict; Consents and Approvals	18
4.6	SEC Reports; Financial Statements	19
4.7	No Undisclosed Liabilities	20
4.8	Certain Information	20
4.9	Absence of Certain Changes or Events	20
4.10	Litigation	20
4.11	Compliance with Laws; Permits	21
4.12	Benefit Plans	21
4.13	Labor Matters	22
4.14	Environmental Matters	22
4.15	Taxes	23
4.16	Intended Tax Treatment	23
4.17	Material Contracts	23
4.18	Insurance	25
4.19	Properties	25
4.20	Intellectual Property	26
4.21	State Takeover Statutes	26
4.22	Related Party Transactions	26
4.23	Certain Payments; International Trade	26
4.24	Brokers	26
4.25	Merger Sub	27
4.26	No Other Representations and Warranties	27

i

Section 5. Certain Covenants of the Parties		27
5.1	Operation of Parent’s Business	27
5.2	Operation of the Company’s Business	29
5.3	Access and Investigation	29
5.4	No Solicitation	30
5.5	Notification of Certain Matters	30
Section 6. Additional Agreements of the Parties		30
6.1	Registration Statement, Proxy Statement	30
6.2	Company Stockholder Written Consent	31
6.3	Parent Stockholder Meeting	32
6.4	Efforts; Regulatory Approvals	32
6.5	INTENTIONALLY OMITTED	33
6.6	Employee Benefits	33
6.7	Indemnification of Officers and Directors	33
6.8	Disclosure	35
6.9	Listing	35
6.10	Tax Matters	35
6.11	Legends	35
6.12	Officers and Directors	35
6.13	Termination of Certain Agreements and Rights	36
6.14	Section 16 Matters	36
6.15	Allocation Information	36
6.16	Parent SEC Documents	36
6.17	Intentionally Omitted	36
6.18	Parent Pre-Closing Dividend	36
6.19	Post Closing Changes	36
6.20	Intentionally Omitted	36
6.21	Intellectual Property	36
Section 7. Conditions Precedent to Obligations of Each Party		36
7.1	Regulatory Approvals	36
7.2	No Restraints	36
7.3	Stockholder Approval	36
7.4	Listing	36
Section 8. Additional Conditions Precedent to Obligations of Parent		37
8.1	Accuracy of Representations	37
8.2	Performance of Covenants	37
8.3	Documents	37
8.4	No Company Material Adverse Effect	37
Section 9. Additional Conditions Precedent to Obligation of the Company		37
9.1	Accuracy of Representations	37
9.2	Performance of Covenants	37
9.3	Documents	38
9.4	No Parent Material Adverse Effect	38
9.5	Nasdaq Listing Application	38
Section 10. Termination		38
10.1	Termination	38
10.2	Effect of Termination	39
10.3	Expenses; Termination Fees	39
Section 11. Miscellaneous Provisions		40
11.1	Non-Survival of Representations and Warranties	40
11.2	Amendment	40
11.3	Waiver	40
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	40
11.5	Applicable Law; Jurisdiction	40
11.6	Assignability	41
11.7	Notices	41
11.8	Cooperation	41
11.9	Severability	42
11.10	Other Remedies; Specific Performance	42
11.11	No Third-Party Beneficiaries	42

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT (this “Agreement”) is made and entered into as of September 6, 2024, by and among MingZhu Logistics Holdings Ltd., a Cayman Islands Exempted Company (“YGMZ”) and MingZhu Logistics Holdings Ltd. Merger Sub (to be formed), a Cayman Islands Exempted Company (“Merger Sub”, collectively referred to as “Parent”), and GIGA Carbon Neutrality Inc., a Canadian Company (“GCN”, “Company Parent” and HOLDCO 36, a French Company (“HOLDCO”, “Target”, collectively referred to as “Company”). Certain capitalized terms used in this Agreement are defined Section 1.

RECITALS

A. The Parent and the Company intend to effect a merger of the Target with the Merger Sub, a wholly subsidiary of the Parent (the “Merger”) in accordance with this Agreement. Upon consummation of the Acquisition, the Target shall become a wholly owned subsidiary of the Parent.

B. The Parent Board has (i) determined that the terms of the Merger and the other transactions contained in this Agreement (the “Contemplated Transactions” are fair to, advisable and in the best interests of the Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and thereby approve the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and, if deemed necessary by the Parties, an amendment to Parent’s articles of association to consummate the Contemplated Transactions.

C. The Board of each of Company Parent and Target has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of each of Company Parent and Target and their stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of each of Company Parent and Target vote to adopt this Agreement and thereby approve the Contemplated Transactions.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means each of Target and Company Sub.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company or its Subsidiaries that are necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to, or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in applicable GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Acquisition.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including, without limitation, Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, non-provisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, (ii) with respect Parent, the Knowledge of the officers and directors of the Parent as of the date of such knowledge is imputed and (iii) with respect to any Person that is an Entity (other than Parent) the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2023, included in Parent’s Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” means the common stock, $0.008 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Group Companies” means Parent and its Subsidiaries.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Parent Common Stock on Nasdaq shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Party” or “Parties” means the Company and Parent.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made by the Company or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“Privacy Laws” mean, collectively, (i) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including, without limitation, any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (ii) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, and further including any similar laws or rules governing the same subject matter as above in any applicable jurisdiction.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Target Acquisition Shares” means the quotient determined by dividing (i) the Target Valuation by (ii) Parent Closing Price, in which:

●	“Target Outstanding Shares” means, without duplication, the total number of shares of Target Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted-to-Target Common Stock basis assuming, without limitation or duplication the exercise of all Target Options or other rights or commitments to receive shares of Target Common Stock or Target Preferred Stock (or securities convertible or exercisable into shares of Target Common Stock or Target Preferred Stock, including the Target Notes), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time.

●	“Target Valuation” means US$ five (5) billion.

●	“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Target Acquisition Shares by (ii) the Target Outstanding Shares.

●	“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Closing Date as reported by Bloomberg L.P.

●	“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock).

●	“Parent Valuation” means the product determined by multiplying (i) Parent Closing Price and (ii) the number of Parent Outstanding Shares immediately prior to the Closing Date.

●	“Post-Closing Parent Shares” mean the sum of (i) the Parent Outstanding Shares and (ii) the Target Acquisition Shares.

“Target Capital Stock” means the Target Common Stock and the Target Preferred Stock.

“Target Common Stock” means the common stock, $1 par value per share, of the Target.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
Action	4.10
Agreement	Preamble
Allocation Certificate	6.15
Certifications	6.16
Closing Date	2.2
Closing	2.2
Company Material Contract	3.13(a)
Company Material Contracts	3.13(a)
Company Permits	3.14(b)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Termination Fee	10.3(b)
Costs	6.7(a)
D&O Indemnified Parties	6.7(a)
Dispute Notice	2.7(b)
End Date	10.1(b)
Effective Time	2.2
GAAP	1.2
HKIAC	11.5
Liability	3.9
Acquisition Consideration	2.4(a)(ii)
Acquisition	Recital
Nasdaq Fees	6.9
Nasdaq Listing Application	6.9
Ordinary Course Agreement	3.16(g)
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(b)

Parent Bylaws	4.1
Parent Charter	4.1
Parent Charter Amendment	6.3(a)
Parent Intervening Event	6.3(c)
Parent Material Contract	4.16
Parent Material Contracts	4.16
Parent Measurement Date	4.2
Parent Notice Period	6.3(c)
Parent Participant	4.12(f)
Parent Permits	4.11(b)
Parent Permitted Liens	4.19
Parent SEC Reports	4
Parent Stockholder Matters	6.3(a)
Parent Stockholder Meeting	6.3(a)
Parent	Preamble
Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Privacy Policies	3.21
Required Company Stockholder Vote	3.4
Required Parent Stockholder Vote	5.4
Response Date	2.7(b)
SEC Documents	6.16
Post-Acquisition Entity	2.1
Translitiga Litigation	6.4(c)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement are integral parts of the interpretation of this Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with Generally Accepted Accounting Principle (“GAAP”) unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Target shall be merged with and into Merger Sub currently in formation, and the separate existence of the Target shall cease. Merger Sub will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of the Parent (the “Post-Acquisition Entity”).

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7, and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The Acquisition shall become effective at the time of Closing (the time as of which the Acquisition becomes effective being referred to as the “Effective Time”).

2.3 Termination of Oxylus Global Inc. Agreement. Prior to signing of this Agreement, Parent will terminate the merger agreement entered into by Parent and Oxylus Global Inc.. The termination is a condition necessary for the effectiveness of this Agreement and for Closing.

2.3 Organizational Documents; Directors and Officers.

(a) At Effective Time:

(i) The articles of association of the Post-Acquisition Entity shall be amended and restated;

(ii) The bylaws of the Post-Acquisition Entity shall be identical to the bylaws of the Target as in effect immediately prior to the Effective Time, until thereafter amended; and

(iii) the directors and officers of the Post-Acquisition Entity shall be appointed as specified in Exhibit B to this Agreement.

2.4 Conversion of Target Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Target or any stockholder of the Target or Parent:

(i) any shares of the Target held as treasury stock immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) each share of Target Common Stock (including any shares of Target Common Stock issued pursuant to Target Pre-Closing Financing if any) outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (collectively, the “Merger Consideration”).

2.5 Further Action. If, at any time after the Effective Time, any further action is determined by the Post-Acquisition Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Post-Acquisition Entity with full right, title and possession of and to all rights and property of the Target, then the officers and directors of the Post-Acquisition Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Target, in the name of the Post-Acquisition Entity and otherwise) to take such action.

2.6 Party Substitution. The Parent acknowledges that the Target may be replaced by another related party prior to Closing, which will stand by the Company Representations and Warranties as if they are its own.

2.7 Withholding. Each of the Parent and the Post-Acquisition Entity shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that the Parent and the Post-Acquisition Entity shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Post-Acquisition Entity or Parent, as applicable.

Section 3. Representations and Warranties of the Company.

Concurrently with the execution of this Agreement, each of Company Parent and Target (collectively referred to as “Company”) represents and warrants to Parent as follows:

3.1 Due Organization; Subsidiaries.

(a) At the time of Closing, Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) At the time of Closing, Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

3.2 Organizational Documents. At the time of Closing, Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company if requested. To the Company’s Knowledge, Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. At the time of Closing, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4 Vote Required. The affirmative vote (or written consent) of the Company’s stakeholders, if needed, has been obtained in connection with the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) To the Company’s Knowledge, subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirements of the HSR Act (if applicable), neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(b) Except for (i) the Required Company Stockholder Vote, (ii) compliance with any applicable requirements of the HSR Act (if applicable) and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

3.6 Capitalization.

(a)	The authorized share capital of the Target is EUR1,000 divided into 1,000 ordinary shares of par value of EUR1.00 per share.

(b)	There are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Target relating to the issued or unissued share capital of the Target or obligating the Target to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of the Target or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Target and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any Equity Securities of the Target. The Target has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Target may vote.

3.7 Financial Statements.

(a) The Target maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Target and to maintain accountability of the Target assets, (iii) access to the Target assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Target assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Target maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(b) [Reserved].

3.8 Absence of Changes. The Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and to the Company’s Knowledge, there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. To the Company’s Knowledge, since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities previously disclosed, reflected or reserved against, (b) normal and recurring current Liabilities that have been incurred by the Company in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e)  those Liabilities that are not material to the Company.

3.10 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances. A schedule of material assets of the Target is attached hereto as Schedule A.

3.11 Compliance; Permits; Restrictions.

(a) To the Company’s Knowledge, Company is, and has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. To the Company’s Knowledge, there is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) To the Company’s Knowledge, it holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”).  The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Post-Acquisition Entity or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(d) The Company holds all required Governmental Authorizations issuable by any Regulatory Authority necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or services (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company’s main products, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(f) The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company product or service, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by any Regulatory Agency.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company are being conducted in compliance in all material respects with applicable Laws.

3.12 Legal Proceedings; Orders.

(a) To the Knowledge of the Company, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) To the Knowledge of the Company, there is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

3.13 Tax Matters.

(a) To the Company’s Knowledge, the Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). To the Company’s Knowledge, all such Tax Returns were true, correct and complete in all material respects. To the Company’s Knowledge, subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b) To the Company’s Knowledge, all material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or the third party.

(d) To the Company’s Knowledge, there are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e) To the Company’s Knowledge, no deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

3.14 No Financial Advisors. To the Company’s Knowledge, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.15 Ownership of Parent Capital Stock. None of the Company or any of their directors, officers, or Affiliates or, to the knowledge of the Company or any of its controlled Affiliates, any employees of the Company or any of its controlled Affiliates has owned any shares of Parent’s capital stock as of the date hereof.

3.16 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Parent.

Except as set forth in all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act forms, reports and other documents required to be filed with or furnished to the SEC by the Parent pursuant to the Securities Act and the Exchange Act (the “Parent SEC Documents”) filed or furnished prior to the date of this Agreement, the Parent and Merger Sub hereby represent and warrant the Company as of the date hereof and as of the Closing Date as follows (it being understood that each representation and warranty contained in this Article is subject to: (a) any information (other than information set forth therein under the heading “Risk Factors” or “Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature) set forth in any Parent SEC Documents (excluding exhibits and schedules thereto) filed on the SEC’s EDGAR database on or after August 2, 2019 and publicly available at least two (2) Business Days prior to the date of this Agreement to the extent it is reasonably apparent from the face of such information that such information would qualify such representation and warranty. To the extent any jurisdiction referenced in any of the following sections is not relevant or other jurisdictions are relevant (e.g., Cayman Islands instead of Delaware), the representations and warranties shall be read to apply to all such relevant jurisdictions.

4.1 Organization, Standing and Power.

(a) Prior to Closing, each of Parent and its Subsidiaries (including Merger Sub) (i) is an entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so existing or qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) as currently in effect, are included in the Parent SEC Documents. Parent is not in violation of any provision of the Parent Charter or Parent Bylaws.

4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.008 per share. As of the close of business on September 6, 2024 (the “Parent Measurement Date”), (i) 4,779,065 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) nil shares of Parent Common Stock were held by Parent in its treasury, (iii) nil shares of Parent Preferred Stock were issued and outstanding and nil shares of Parent Preferred Stock were held by Parent in its treasury, (iv) nil shares of Parent Common Stock were reserved for issuance pursuant to all outstanding Parent Stock Options, and (v) nil shares of Parent Class B Common Stock (excluding treasury shares) were issued and outstanding. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance and all shares of Parent Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right under any provision of the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party. No shares of capital stock of Parent are owned by any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries have outstanding any bonds, debentures, or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Parent Measurement Date resulting from the exercise, settlement or forfeiture of Parent Stock Options, as described in Section 4.2(c), which would reduce the number of Parent Stock Options outstanding on the Parent Measurement Date by a corresponding amount, as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar rights.

(b) There are no stockholder agreements, voting trusts, or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase, or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(c) At the time of Closing, the authorized capital stock of Merger Sub of 10,000 shares of common stock, of which 1,000 shares will be issued and outstanding, all of which shares will be beneficially owned and owned of record by Parent.

4.3 Subsidiaries. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned by Parent or a wholly owned Subsidiary of Parent, free and clear of all liens, other than restrictions imposed by applicable securities laws and liens securing indebtedness reflected on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Parent or any of its Subsidiaries in the Ordinary Course of Business since the date of such consolidated balance sheet. Neither Parent nor any of its Subsidiaries have outstanding any bonds, debentures, or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter with the holders of shares capital stock or other equity interests of any such Subsidiary. There are no outstanding (A) shares of capital stock or other voting securities or equity interests of any Subsidiary of Parent (other than shares of capital stock or other voting securities or equity interests owned by Parent or a wholly owned Subsidiary of Parent), (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of Parent or other voting securities or equity interests of any Subsidiary of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of any Subsidiary of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts, or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, which interest is material to Parent and its Subsidiaries, taken as a whole.

4.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby, including the Merger, the Share Issuance, and the Charter Amendment. The execution, delivery and performance of this Agreement and the consummation by Parent and/or Merger Sub, as applicable, of the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and/or Merger Sub, as applicable, and, assuming the due authorization, execution, and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Parent and/or Merger Sub, as applicable, enforceable against each of Parent and/or Merger Sub, as applicable, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The board of directors of Parent, at a meeting duly called and held, adopted resolutions (i) determining that the terms of this Agreement, the Amended Parent Charter, the Merger, the Share Issuance, and the Charter Amendment, and the other transactions contemplated hereby or thereby are fair to and in the best interests of Parent’s stockholders, (ii) approving and declaring advisable this Agreement, the Amended Parent Charter and the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, (iii) directing that the Charter Amendment and the Share Issuance be submitted to the stockholders of Parent for their consideration and (iv) resolving to recommend that stockholders of Parent vote in favor of the approval of the Charter Amendment and the Share Issuance.

(c) The Parent Stockholder Approval is the only approval of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated hereby or by the Amended Parent Charter, including the Merger, the Share Issuance, and the Charter Amendment.

(d) The board of directors of Merger Sub, by duly executed written consent, adopted resolutions (i) determining that the terms of this Agreement, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub’s sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for its consideration and (iv) recommending that Parent, as Merger Sub’s sole stockholder, vote or act by written consent to approve or adopt this Agreement, and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e) The Merger Sub Stockholder Approval is the only vote of the holders of any class or series of Merger Sub’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated hereby, including the Merger.

4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the consummation of the Merger, the Share Issuance and the Charter Amendment and the other transactions contemplated hereby and thereby and compliance by each of Parent and Merger Sub with the provisions hereof and thereof will not, (i) conflict with or violate the Parent Charter, the Parent Bylaws or the articles of incorporation or bylaws of Merger Sub, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien in or upon any of the material properties, assets or rights of Parent or any of its Subsidiaries, including Merger Sub, under any contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental and regulatory filings and other matters referred to in Section 4.5(b), conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the cases of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and/or Merger Sub, as applicable, of the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby or thereby or compliance with the provisions hereof or thereof, except for (i) actions required by the HSR Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations, filing and notices required to be made or obtained under foreign applicable Antitrust Laws, (iii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal corporation or securities Laws, (iv) the filing of Certificate of Merger with the applicable authorities, (v) the filing of the Amended Parent Charter or any other filings and approvals required by the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation, (vi) any filings and approvals required under the rules and regulations of Nasdaq, (vii) such filings as may be required in connection with any Taxes, (viii) such other items required solely by reason of the participation of Company in the transactions contemplated hereby, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis all Parent SEC Documents, including forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent under the Securities Act or the Exchange Act since August 2, 2019. As of their respective filing or furnished dates (or, if amended or superseded by a filing or a document furnished prior to the date of this Agreement, then on such filing or furnished date), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders equity for the periods reflected therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto, in each case, that were not, or are not expected to be, individually or in the aggregate, material in amount). Since August 2, 2019, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, or applicable Law.

(c) Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to reasonably ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s management, including its principal executive and principal financial officers, or others performing similar functions, as appropriate, to allow timely decisions regarding required disclosures as required under the Exchange Act. Parent’s management has evaluated, with the participation of Parent’s principal executive and principal financial officers, or persons performing similar functions, the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintained a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP which is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of Parent and its Subsidiaries. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since August 2, 2019, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(e) Since August 2, 2019, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in improper accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

4.7 No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued, reflected, disclosed or reserved against on the most recent consolidated balance sheet (as amended or restated prior to the date hereof, if applicable) of Parent included in the Parent SEC Documents filed prior to the date hereof, (b) for liabilities incurred in the Ordinary Course of Business since the date of such balance sheet, (c) for liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time it is mailed to Company’s stockholders and Parent’s stockholders or at the time of the Parent Stockholder Meeting , contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (i) at the times the Form F-4 is filed with the SEC and at the time the Form F-4 becomes effective, (ii) at the times the Joint Proxy Statement/Prospectus is mailed to Company’s stockholders and Parent’s stockholders and (iii) at the time of the Parent Stockholder Meeting. The representations and warranties contained in this Section 4.8 do not and will not apply to statements included or incorporated by reference in the Form F-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

4.9 Absence of Certain Changes or Events. (a) Since August 2, 2019 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course and (b) since August 2, 2019, there has not been a Parent Material Adverse Effect.

4.10 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Action (understood as any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise) or basis therefor pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, or, to the knowledge of Parent, any other Person whose liability with respect to such Action has been assumed or retained by Parent or one of its Subsidiaries, either contractually or by operation of Law. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or material assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity other than any judgment, order, injunction, rule or decree that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger, the Share Issuance, the Charter Amendment, or any of the other transactions contemplated by this Agreement.

4.11 Compliance with Laws; Permits.

(a) Since August 2, 2019, Parent and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received, since August 2, 2019, a notice or other written communication from any Governmental Entity or Person alleging or relating to a possible failure of Parent or any of its Subsidiaries to so be in compliance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Entity necessary for the conduct of its business as such business is currently being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Benefit Plans.

(a) Parent has disclosed a true and complete list of each material Parent Employee Plans and all material stock purchase, stock option, phantom stock or other equity-based plans, severance, employment, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any right to compensation or benefits or Parent or its Subsidiaries has any liability or with respect to which it is otherwise bound. With respect to each Parent Employee Plan (other than plans maintained outside the United States or primarily for the benefit of employees located outside the United States), Parent has made available to Company a current, accurate, and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the IRS or equivalent approval or determination letter in respect of any Parent Employee Plan which applies to employees or former employees outside of the United States, if applicable, (iii) any summary plan description and other material written communications by Parent or its Subsidiaries to their employees concerning the extent of the benefits provided under a Parent Plan and (iv) for the most recent plan year (A) the Form 5500, (B) audited financial statements and (C) actuarial valuation reports.

(b) None of the Parent Plans provides for an increase in contributions, payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the approval or execution of this Agreement or the approval or consummation of the Merger or any of the other transactions contemplated hereby.

(c) No amounts paid or payable or benefits provided or to be provided under the Parent Employee Plans or otherwise in connection with the Merger, the Share Issuance, the Charter Amendment, or any of the other transactions contemplated hereby will constitute an “excess parachute payment” (as defined in Section 280G of the Code). No Parent Participant is entitled to any gross-up, make whole, or other additional payment from Parent or any of its Subsidiaries in respect of any Tax, including any excise taxes imposed under Section 4999.

(d) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all material respects in both form and operation with Section 409A of the Code. No Parent Participant is entitled to any gross-up, make whole or other additional payment from Parent or any of its Subsidiaries in respect of any additional Tax imposed under Section 409A.

(e) Neither Parent nor any of its Subsidiaries have classified any individual as an “independent contractor” or of similar status who, pursuant to the terms of applicable Law or a Parent Plan, should have been classified as an “employee” or of similar status.

(f) For purposes of this Agreement, “Parent Participant” shall mean current or former director, officer, employee, contractor or consultant of Parent or any of its Subsidiaries.

4.13 Labor Matters.

(a) Parent and its Subsidiaries are not party to, nor bound by, any collective bargaining agreements, no employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreements, and no labor union, works council, labor-related organization, or group of employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There are no strikes, slowdowns, walkouts or other work stoppages, lockouts, material arbitrations, material grievances or other material labor-related disputes against or affecting Parent or any of its Subsidiaries, and, since August 2, 2019, neither Parent nor any of its Subsidiaries has experienced or been affected by any strike, slowdown, walkout or other work stoppage, lockout, material arbitration, material grievance, or other material labor-related dispute. To the knowledge of Parent, since August 2, 2019, there have been no labor organizing activities with respect to any employees of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by, any material consent decree with any Governmental Entity relating to employees or employment practices.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, terms and conditions of employment, wages and hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, plant closures and layoffs (including the WARN Act), immigration, exempt employee classification, independent contractor classification, information privacy and security, employee leave issues, affirmative action and affirmative action plan requirements, unemployment insurance, payment and withholding of Taxes and continuation coverage with respect to group health plans.

4.14 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries (A) are, and since August 2, 2019 have been, in compliance with all applicable Environmental Laws and (B) have obtained or applied for, and are in compliance with the terms of, all Environmental Permits necessary for their operations as currently conducted, and have timely made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) there have been no Releases or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials, including at any real property currently owned, leased or operated by Parent or any of its Subsidiaries or, to the knowledge of Parent, at any real property formerly owned, leased or operated by Parent or any of its Subsidiaries, in each case, that would form the basis of any Environmental Claim against Parent or any of its Subsidiaries or impose liability or other obligations on Parent or any of its Subsidiaries under any Environmental Laws, including for any response action (including any investigation, corrective action, remediation or monitoring) with respect to such Releases; (iii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Parent or any of its Subsidiaries under any Environmental Law; and (v) to the knowledge of Parent, there are no conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (x) interfere with or prevent continued compliance by Parent or its Subsidiaries with Environmental Laws or (y) give rise to any liability or other obligation under any Environmental Laws.

(b) Parent and its Subsidiaries have furnished to Company all non-privileged environmental reports, audits, assessments, and any other documents in their possession or reasonable control; in each case, generated in the last five (5) years and bearing upon material environmental or health or safety (with respect to exposure to Hazardous Materials) liabilities or obligations of Parent or its Subsidiaries.

4.15 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each Subsidiary of Parent has (i) timely filed or caused to be timely filed (taking into account any extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete; and (ii) timely paid Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b) There is no action, suit, audit, examination, investigation or other proceeding now pending or that has been proposed in writing with respect to Parent or any of its Subsidiaries in respect of any Tax.

(c) Parent and each Subsidiary of Parent has complied with all Laws relating to the payment, withholding, collection and remittance of Taxes, including with respect to any payments made to any employee, creditor, stockholder, customer or third party.

(d) No claim has been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries has not filed Tax Returns indicating that Parent or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(e) Neither Parent nor any of its Subsidiaries (i) is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement; or (ii) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise. Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is Parent).

(f) There are no liens for Taxes on any asset of Parent or any of its Subsidiaries, other than Parent Permitted Liens.

(g) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) Neither Parent nor any of its Subsidiaries has received any letter ruling from, or entered into any closing agreement with, the Internal Revenue Service or any other Governmental Entity.

(i) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

4.16 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Material Contracts.

(a) Parent has disclosed of the following types of Contracts to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent under Item 1.01 on a Current Report on Form 8-K;

(ii) any Contract that cannot be terminated by Parent on ninety (90) days or less notice without penalty that (a) materially limits the ability of Parent or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Parent or any of its Subsidiaries, including the Merger Sub) to operate in any line of business or with any Person or in any geographic area, (b) restricts the right of Parent or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Parent or any of its Subsidiaries, including the Merger Sub) to sell to or purchase from any Person or to hire any Person in a manner that materially affects the business of Parent, or (c) grants the other party or any third Person or would require Parent or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would require (or would purport to require) Parent or any of its Subsidiaries, including the Merger Sub) to grant to the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management, or control of any joint venture, partnership, alliance agreement, or similar agreement in which Parent or any of its wholly-owned Subsidiaries participates in the sharing of profits, losses, costs or liabilities that is material to the operation of Parent and its Subsidiaries, taken as a whole;

(iv) any Contract evidencing indebtedness (other than those between Parent and any of its wholly-owned Subsidiaries) and having an outstanding principal amount in excess of $25,000,000 individually;

(v) any Contract providing for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more and which has not yet been consummated (other than acquisitions or dispositions of inventory in the Ordinary Course of Business);

(vi) any Contract pursuant to which Parent or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments in excess of $5,000,000;

(vii) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity or pursuant to which Parent or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(viii) each Contract that obligates any of Parent or its Subsidiaries to make any loans, advances, or capital contributions to, or investments in, any Person (other than between Parent and its wholly-owned Subsidiaries) in an amount in excess of $100,000.

Each contract of the type described in clauses (i) through (viii) is referred to herein as a “Parent Material Contract.”

(b) Except as would not have a Parent Material Adverse Effect, each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and to the knowledge of Parent, no event or condition has occurred that (with or without notice or lapse of time, or both) would constitute a default on the part of Parent or any of its Subsidiaries or, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such default, event or condition, in each case, except where such default, event or condition would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.18 Insurance. Parent and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are consistent with Ordinary Course coverage. Except as would not have a Parent Material Adverse Effect, each such policy is in full force and effect and all premiums due thereon have been paid and neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. No written notice of cancellation or termination has been received with respect to any existing material insurance policy, nor, to the knowledge of Parent, will any such cancellation or termination result from the consummation of the transactions contemplated hereby, other than, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.19 Properties.

(a) Parent, together with its Subsidiaries, have in all material respects good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the real properties and tangible assets reflected or disclosed in Parent’s Annual Report filed on Form 20-F for the fiscal year ended December 31, 2023, free and clear of all liens other than (u) liens for current Taxes and assessments that are not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) liens securing indebtedness reflected on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Parent or any of its Subsidiaries in the Ordinary Course of Business since the date of such consolidated balance sheet, (w) liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, which are not violated by the current use or occupancy of the real property, (x) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business of Parent or any of its Subsidiaries for amounts which are not due and payable, (y) liens and other imperfections of title or record that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Parent or any of its Subsidiaries as currently conducted (the “Parent Permitted Liens”).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.20 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) since August 2, 2019, the business of Parent and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, (b) to the knowledge of Parent, since August 2, 2019, no third party is or was infringing, misappropriating or otherwise violating any Intellectual Property Rights owned or used by Parent or any of its Subsidiaries, (c) Parent or one of its Subsidiaries owns, or is validly licensed or otherwise has the right to use in the manner currently used, all Intellectual Property Rights that are used in, or necessary for, the operation of their respective businesses as currently conducted and (d) neither Parent nor any of its Subsidiaries has received, since August 2, 2019, any written complaint, claim, demand or notice alleging that Parent or one of its Subsidiaries has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties.

4.21 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4, the board of directors of Parent has taken such actions and votes necessary to render the provisions of any relevant takeover laws inapplicable to this Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the transactions contemplated hereby or thereby.

4.22 Related Party Transactions. During the period commencing on the date of Parent’s last proxy statement filed with the SEC through the date of this Agreement, Parent has not entered into any transactions that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.23 Certain Payments; International Trade.

(a) None of Parent nor any of its Subsidiaries nor any of their respective directors, officers, representatives, agents, or employees, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws. Parent and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and government officials.

(b) During the last five (5) years, none of Parent or any of its Subsidiaries nor any of their respective directors, officers, representatives, agents or employees) (i) was a Sanctioned Person, (ii) was organized, resident, or located in a Covered Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Covered Country, to the extent such activities violate applicable International Trade Laws and Regulations, or (iv) was otherwise in violation of applicable International Trade Laws and Regulations.

4.24 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates. Parent has made available to Company true and complete copies of the engagement letter and all other Contracts between Parent or any of its Subsidiaries relating to the Merger or any of the other transactions contemplated hereby.

4.25 Merger Sub. Merger Sub was incorporated or formed, as applicable, solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

4.26 No Other Representations and Warranties. Each of Parent and Merger Sub has made its own inquiry and investigation into Company and its Affiliates and has made an independent judgment concerning the transactions contemplated by this Agreement. Each of Parent and Merger Sub represents, warrants, acknowledges and agrees that except for the representations and warranties of Company contained in this Agreement, none of Company, its Affiliates or any of their respective Representatives, nor any other Person, makes or has made, and none of Parent, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, has relied upon, any express or implied representation or warranty with respect to Company or its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information provided or made available to Parent, Merger Sub, their respective Representatives or any other Person in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Without limiting the generality of the foregoing, none of Company, its Affiliates, or any of their respective Representatives nor any other Person makes or has made, and none of Parent, Merger Sub, their respective Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Company, its Affiliates or the future businesses, operations or affairs of Company or its Affiliates or any other information, documents, projections, estimates, forecasts or other material made available to Parent, Merger Sub, any of their Representatives or any other Person in any physical or virtual data room or management presentations in connection with the transactions contemplated by this Agreement or otherwise, or the accuracy or completeness of such information, except to the extent any such information is expressly addressed by a representation or warranty contained in this Agreement, and none of Company, its Affiliates or any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, the Surviving Corporation, their respective Affiliates or any other Person in connection therewith.

Section 5. Certain Covenants of the Parties.

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i) declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem, or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $5,000;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(vii) acquire any material asset or sell, lease, license, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle, or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements, or agreements (A) for an amount not in excess of $10,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xv) enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business;

(xvi) be delinquent in filing any required report under the Exchange Act;

(xvii) take any action that reasonably could be expected to result in a delisting warning or event on the Nasdaq; or

(xvi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) with respect to the issuance of any Company Notes, which is expressly permitted, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (v) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1 Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form F-4 (the “Form F-4”), in which a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form F-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock (including any Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock) to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form F-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities, and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transactions (including any Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock). Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting, and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement (including the Company Budget) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the First Effective Time, (i) Parent or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Capital Stock issuable in connection with the Contemplated Transactions (including any Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock) for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct, and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

6.2 Company Stockholder Written Consent. Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation, and that such stockholder has received and read a copy of Section 262 of the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL or the equivalent under the applicable law of the Parent’s jurisdiction of incorporation (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

6.3 Parent Stockholder Meeting

(a) Parent shall take all action necessary under applicable Law to call, give notice of, and hold a meeting of the holders of Parent Common Stock to consider and vote to approve this Agreement and thereby approve the Contemplated Transactions and the Parent Charter Amendment (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than 45 days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) that the failure to postpone or adjourn the Parent Stockholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports, and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and (b) any notification or other document required to be filed in connection with the Acquisition under any applicable foreign Law relating to antitrust or competition matters, no later than ten (10) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5 INTENTIONALLY OMITTED

6.6 Employee Benefits.

(a) Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified in Section 4.17(d), subject to the provisions of such agreements.

(b) From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Post-Acquisition Entity in which any current or former employee of Parent is or becomes eligible to participate a (“Post-Closing Welfare Plan), Parent and the Post-Acquisition Entity shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.

6.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Post-Acquisition Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs, and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding, or investigation from each of Parent and the Post-Acquisition Entity, jointly and severally, upon receipt by Parent or the Post-Acquisition Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain counsel selected by the D&O Indemnified Parties.

(b) The certificate of incorporation and bylaws of the Post-Acquisition Entity shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Post-Acquisition Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent, and in all events no less favorable than the strongest indemnification provisions typical of U.S. public companies similarly situated to parent, as of the date hereof.

(c) From and after the Effective Time, (i) the Post-Acquisition Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the Effective Time, a six (6) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “D&O tail policy.”

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall use reasonable best efforts to take all actions as are necessary to terminate any 401(k) or other plan(s) with a cash or deferred arrangement (as defined in Section 401(k) of the Code), effective as of no later than the day immediately preceding the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.

6.8 Disclosure. The Parties shall use their best efforts to agree to the text of any initial press release and Parent’s Form 6-K announcing the execution and delivery of this Agreement. No Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement, or filing to be issued or made pursuant to Section 6.3(e).

6.9 Listing. At or prior to the Effective Time, Parent shall use its best efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for a Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (including any Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Parties of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Parties not filing the Nasdaq Listing Application will cooperate with the other Parties as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. All Nasdaq fees associated with any action contemplated by this Section 6.9, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be borne by the Parent.

6.10 Tax Matters. Parent and the Company shall reasonably cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires, applications, or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Acquisition that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Acquisition.

6.11 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Acquisition by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.

6.12 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the directors and officers of Post-Acquisition Entity are elected or appointed, as applicable, , as set forth in Exhibit B, to serve in such positions effective as of the Second Effective Time. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Post-Acquisition Entity following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

6.13 Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Post-Acquisition Entity.

6.14 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Allocation Information. The Target will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of Target Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of Target Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Target Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.16 Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall use best efforts to timely file with the SEC all Parent SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.17 Intentionally Omitted.

6.18 Parent Pre-Closing Dividend. Prior to the Effective Time, Parent shall not declare any Parent Pre-Closing Dividend.

6.19 Post Closing Changes. The Post-Acquisition Entity intends to locate its headquarters in Zug, Switzerland. The Parent is expected to be renamed as HOLDCO 36.

6.20 Intentionally Omitted.

6.21 Intellectual Property. The Company will use commercially reasonable efforts to register all Intellectual Property used in, or necessary to conduct, the business of the Post-Acquisition Entity and its subsidiaries with the appropriate authorities of all applicable jurisdictions, if needed.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Acquisition and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

7.2 No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have delivered the shareholder consent of its any required shareholders.

7.4 Listing. The Nasdaq Listing Application shall have been approved by Nasdaq, which listing will be based upon initial listing criteria.

Section 8. Additional Conditions Precedent to Obligations of Parent. The obligations of Parent to effect the Acquisition and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date.

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Target certifying (i) that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date;

(b) the Target Valuation Schedule; and

(c) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Acquisition and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Parent shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2, and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 2.3(a)(iii) hereof; and

(c) a legal opinion certifying the validity and accuracy of the foregoing by the Parent’s Cayman counsel and US counsel in a form reasonably satisfactory to the Company.

9.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5 Nasdaq Listing Application. The Parent shall have received NASDAQ’s approval on the listing application filed by the Parent in connection with the Contemplated Transactions.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Acquisition shall not have been consummated by January 31, 2025 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s action or failure to act has been a principal cause of the failure of the Acquisition to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement, provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(f) Intentionally Omitted

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or if any representation or warranty of Parent shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) Parent (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective);

(h) by Parent, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.9 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Acquisition is consummated.

(b) If this Agreement is terminated as a direct result of a material failure or breach by the Parent, Parent shall reimburse all costs and expenses of the Company associated with the Contemplated Transactions.

(c) If Parent fails to pay when due any amount payable by it under this Section 10.3, then (i) Parent shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this Section 10.3 and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(d) The Parties agree that, subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by Parent, (i) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Company or seek to obtain any recovery, judgment or damages of any kind against Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of Company) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) nothing in this Section 10.3(f) shall limit the rights of the Parties under Section 11.10.

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments, and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, further, that only Exhibit D (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved in the federal or state courts located in the City, County, and State of New York, USA. Neither party shall invoke any defense of inconvenient forum or otherwise challenge the jurisdiction of such courts.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent:

MingZhu Logistics Holdings Ltd.

27F, Yantian Modern Industry Service Center

No. 3018 Shayan Road, Yantian District

Shenzhen, Guangdong, China 518081

(86) 755-25209839

and

if to the Company:

HOLDCO 36

Rue du Poirier

14650 Carpiquet, Normandie,

France

GIGA Carbon Neutrality Inc.

2270-8788 McKim Way

Richmond, BC, V6X 4E2

Canada

cc/ Avis Zhu

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MINGZHU LOGISTICS HOLDINGS LTD.

By:	/s/ Jinlong Yang
Name:	Jinlong Yang
Title:	Chief Executive Officer

MINGZHU LOGISTICS HOLDINGS LTD.

MERGER SUB (in formation)

By:	/s/ Jinlong Yang
Name:	Jinlong Yang
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GIGA Carboni Neutrality Inc.

By:	/s/ Avis Zhu
Name:	Avis Zhu
Title:	Shareholders’ Representative

HOLDCO 36

By:	/s/ Avis Zhu
Name:	Avis Zhu
Title:	Shareholders’ Representative

Exhibit A

Detailed Assets Description - HOLDCO 36

For assets and projects being injected, parties are with explicit understanding that the projects contributed by Giga Carbon Neutrality and their conditions may change but new projects are always being secured and developed to either be added or be replacing non-active ones throughout the term of the HOLDCO 36 joint venture; nevertheless, it will be not hurt the validity of all terms of the joint venture and its thriving of becoming the world’s leading company in the space.

100% of HOLDCO 36 :

1.	Global Business: Green Fuel Smart Trading Platform - a comprehensive global distribution platform for biofuels, natural gas, hydrogen-based fuels, methanol, and related equipment. This platform aims to establish itself as the O-PEC of green biofuels, facilitating the trade and distribution of sustainable fuel sources worldwide:

a)	Establish a Green Fuel Integrated Sales Platform for green fuel bidding and trading systema and matchmaking market - Using existing Industrial Financial Brain (“IFB”) to develop a system for green energy including natural gas, biofuels, hydrogen-based fuels and green aviation fuels. Such Green Energy Industrial Financial Brain (“GEIFB”) will be partnered with selected industrial leaders including the Energy Division of the China Investment Association, China National Energy, State Power Investment Corporation, Qatar National Energy and so on. The green fuel direct sales business is aiming to achieve US$3 billion in the first year.

b)	Establish a Smart Financial Platform (“SFP”) for green fuels to provide services in supply chain finance aggregation market services, leasing financing aggregation market services, digital warrants and notes smart financial services, ABS digital assetization services, financial derivative products creation and digital asset securitization, RMB offshore center/foreign currency exchange, and professional financial and legal services. The platform will be formed by a joint venture with Leasing Financing Association and Supply Chain Finance, and in collaboration with UnionPay Commerce.

c)	Establish a China national level industrial financial platform for green fuels with Shenzhen Petroleum Exchange for global green fuels, hydrogen ammonia and petroleum natural gas trading.

d)	Collaborating with the Methanol Expert Guidance Group from the eight Chinese ministries to develop a methanol-focused IFB and SFP.

e)	Leading to biofuel and agricultural commodity financial product service in spot service (leasing financing and supply chain finance), future derivatives, ABS asset securitization, index (ETF/CIK) structured digital assets, RWA and other digital assets

2.	Global Business: EPC+O (Engineering, Procurement, Construction, and Operations for biomass energy, and new energy systems such as wind, solar, storage, hydrogen, and ammonia EPC engineering productions systems):

a)	Using AI and the existing ECaaS to provide distributed biomass “carbon-electricity-biomass energy” co-generation solutions. With the ownership of the Group’s 55 year operating right for carbon chain in China and the global promotion in cooperation with IEEE to create a China hydrogen, ammonia and green chemical carbon Chain. Integration of photovoltaic and wind power equipment with storage, EMS and ECaaS services,

b)	Providing wind, solar, storage, green hydrogen, and green ammonia and green fuel EPC consulting services to clients in Americas, Asia, Africa and Europe. Goal for 10 years: total engineering scale 230-300 GW, exceeding US$200 billion in total project value.

c)	Volume of trade in green fuels: targeting a total of US$15 billion over the next three years.

3.	French EPC+O and Financial Advisory for General Funding: Hydrogen Factory Projects:

a)	Conduct under the French subsidiary. 19 projects, including hydrogen production and supply of hydrogen for aviation fuel, are under management that spread over 5 major locations with 4 in France (Dunkerque, Marseille/Fos, Valenciennes/Aniche, Thionville) and 1 in the UK. The 19 projects are clearly defined with an engineering portfolio size of total 4,450 MW.

4.	French EPC+O for Solar Plants:

a)	Founded in 2005, Samolar is a leading solar developer headquartered in Paris. Samolar has secured a pipeline of 13,390 hectares of land with a potential to develop and operate close to 5 GW of photovoltaic solar plants with EUR5-6 billion (US$5.5-6.6 billion) revenue. Strong determination to support the territorial changes in terms of energy and agriculture by providing innovative solutions for localities, individuals and the environment. Specialized in dual-use solar siting (agrivoltaism) and in the installation of solar photovoltaic panels on farmland allowing for simultaneous agricultural and energy production activities.

b)	Comprehensive agrivoltaism offer in French renewable energy market equipped to address all stakeholders’ requirements: Support sheep and cattle breeding and support for a shift toward quality agriculture while keeping famers in business through renewable energy. The panels allow the animals to move freely and orient themselves according to the sun. Vertical panels allow energy production without affecting the agricultural area. The solar modules are bifacial, oriented east-west, they capture the sun particularly at dawn and dusk, offering maximum yield at peak consumption times. Intelligent crop shading system: protection against frost, hail and heat waves and reduction of water requirements. All in all, agrivoltaism offer adaption to climate change and increase agricultural yields.

5.	Global Green Marine Business: Power Leasing and Energy:

a)	Provide green power leasing financing - Partner with French Hydrogen and 2Fuel for hybrid fuel engines and converters to provide mixed energy and clean energy solutions such as liquid hydrogen, green ammonia and green methanol. Partner and co-operation with CATL, Yuchai Power and the Chinese Methanol Vehicle Promotion and Application Expert Guidance Committee for methanol/green ammonia engines and other electric power solutions.

b)	Intelligent financial service platform for sales and leasing financing for green and lightweight vessels, maritime equipment and lightweight materials for vessels.

c)	Inland waterway shipping in collaboration with China Energy Conservation Group and Yangtze River Shipping. Targeting 2 million inland vessels.

d)	Nearshore fishing vessels in cooperation with the Ministry of Agriculture and Rural Affairs, China Classification Society and the Ministry of Transport. China coastal cities and Southeast Asian countries of a total 2.2 million fishing vessels.

e)	Ocean-going ports and large vessels - Establish Malta as the largest global registration hub for container ships, fully promoting large vessel power system retrofits and power leasing financing business. The world’s largest “Tuna” deep-sea fishing fleet with 600 vessels. Vessel retrofits at ports in North America and Europe.

f)	Maritime clean energy supply chain management and settlement platform - Clean energy AI supply chain platform based on a Palantir-like dynamic ontology AI platform for clean energy price index publication, leveraging data service from the Space Tomorrow Network. And green fuel supply chain finance for green ammonia and green methanol. These lead to the development of green fuel supply network for ports, storage facilities and refueling stations.

g)	AI non-vessel common carrier optimization and scheduling, and vessel insurance agency service in collaboration with container shipping companies such as Swire, Maersk and COSCO.

6.	Global Green Steel business: Digital Energy Services Segment for the Steel Industry:

a)	AI virtual power plant: developing demonstration projects for closed-loop virtual power plant scenarios targeting steel mills worldwide, supporting local distributed energy operations and usage.

b)	World sustainable development demonstration project: National zero-carbon industrial parks for steel industry and voluntary carbon reduction market pilot. This initiative provides carbon credit, supply chain carbon verification, green certificate trading and verification, and service global steel enterprises such as Mittal, Baowu, Delong, Jianlong, Shagang and so on.

c)	Hydrogen and green energy supply chain and financial services for the steel energy.

7.	GUOFUHEE restructured with German company GF Hydrogen:

a)	Restructure Guofu Hydrogen Energy Equipment’s (GuoFuHee) German branch GF Hydrogen Europe to provide liquid hydrogen business in Asia, Africa, Europe and the Americas.

b)	In the Middle-East, strategic cooperation with Saudi Tijan Petroleum for a US$500 million planned investment.

c)	In Southeast Asia,

i.	Under the Singapore Green Port project, utilizing green hydrogen resources to provide green energy for ships at the Singapore port, including green methanol and liquid hydrogen.

ii.	Cooperation with Malaysian Petronas for their carbon peak and carbon neutral goals by offering the most cos-effective green hydrogen supply solution. Promoting hydrogen refueling stations and onboard supply systems in line with the progress of fuel cell vehicle deployment in Malaysia.

iii.	For the Indonesian market, as one of the world’s top ten GHG emitter, Indonesia aims to achieve net-zero emissions by 2060. Leveraging Indonesia’s nickel resource advantage, advancing strategic investment in the hydrogen energy sector among nickel-related companies to achieve carbon peak and carbon neutrality goals, promoting hydrogen energy application projects within Indonesia’s national oil company, Pertamina. Promoting hydrogen refueling stations and onboard supply systems in line with the deployment of fuel cell vehicles in Indonesia.

iv.	Providing hydrogen blending solutions for Singapore, Malaysia and Indonesia’s natural gas power plants.

d)	South Africa cooperation: collaboration based on the existing GW-scale solar energy capacity

e)	In Europe,

i.	Italy project: a point venture will be established for the localized production, sales, installation and localized service provision of alkaline electrolyzed water systems in Italy.

ii.	Germany hydrogen refueling station project: collaboration with local hydrogen listed companies and leveraging Guofu’s complete hydrogen refueling station preparation technology to expand the European hydrogen energy application market.

iii.	Netherlands project: Focus on hydrogen energy solutions in construction and transportation. Plans to bring in Guofu’s European subsidiary as a shareholder to jointly provide comprehensive hydrogen energy solutions. The project also includes plans for joint investment in production and manufacturing in the Netherlands.

iv.	Germany new energy power generation project: Collaboration with top five power companies. Transitioning from coal-fired power plants to new energy sources, with over 7 GW of renewable energy project in photovoltaics and wind power, and more than 1 GW planned for green hydrogen projects. An intent of cooperation has been established with Guofu for purchasing products for these hydrogen projects.

v.	Belgium hydrogen energy project cooperation: Collaboration in the hydrogen refueling station sector and gradually introducing Guofu’s products into the European market.

vi.	Denmark hydrogen energy project: Leader in wind energy projects in Denmark and Europe. Planning over 5GW of green hydrogen projects, with Guofu positioned as one of the suppliers for these projects.

vii.	Chinese enterprises’ investment in Europe: facilitating effective communication and collaboration. Targeting photovoltaic hydrogen production projects in Portugal and Spain, among other locations, with the support of relevant enterprises.

viii.	Other project: various smaller ongoing projects including several hydrogen refueling stations projects in Italy, a 5 MW hydrogen production project in Croatia, and a 10 MW hydrogen production an refueling project in Spain.

f)	In North America, United States expansion starting from CHH mid-Atlantic center gradually expanding to 12 CHH centers across the US. Building a new green hydrogen plant near Philadelphia with a daily production capacity of 120-150 tons. Developing a network of hydrogen refueling stations along highways such as I-95.

g)	In South America, a joint venture with Brazilian local company YDRO to jointly develop the Brazilian market. Partnership with Ceara State Government, forming a joint venture to establish a production base for water electrolysis systems with an annual capacity of no less than 500 MW, supplying local projects. Cooperation intent with two hydrogen project investors. These investors have a total of 2.4 GW of projects in Ceara State (by 2030), with the first pilot project of 25 MW scheduled for completion next year. Additional hydrogen projects: engaging with other states for hydrogen projects, including a 100 MW green ammonia project at a certain port.

Exhibit B

Officers and Directors of the Post-Acquisition Entity

A.	Directors of the Post-Acquisition Entity (5 directors in total)

a.	4 directors to be appointed by Company upon Closing

b.	1 director to be appointed by Parent upon Closing

B.	Officers of the Post-Acquisition Entity (number to be determined by Company)

a.	To be appointed by Company upon Closing